EXHIBIT 99

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AmeriCann Launches $5,000,000 Secured Convertible Note Offering

Medical   cannabis   property   developer   initiates   private   placement  for
Massachusetts development

DENVER, CO / ACCESSWIRE / July 29, 2016 / AmeriCann, Inc. (ACAN-OTCQX), a company that designs and plans to develop and lease sustainable, state-of-the-art medical cannabis cultivation properties, has engaged a Colorado-based investment banking firm to commence a $5 Million secured convertible note offering.

The company plans to use the proceeds from the offering to purchase land and to prepare for construction of its large-scale, sustainable medical cannabis production facility known as the Massachusetts Medical Cannabis Center (MMCC) to be built 47 miles from Boston. The company does not cultivate, process, distribute or sell cannabis. This business model provides AmeriCann greater flexibility to pursue national and international development opportunities.

"Our energy efficient sustainable cultivation facilities are designed to deliver the best quality, consistent cannabis-based medicine that patients need and deserve." said Tim Keogh, President and CEO of AmeriCann. "Our goal is to set a new standard for the industry with better products, reduced energy and water use and overall efficiency."

The Company has signed a definitive agreement with Coastal Compassion Inc., one of a limited number of licensed cannabis operators in Massachusetts. The MMCC development is planned to serve the rapidly growing Massachusetts medical cannabis program, widely regarded as among the most attractive in the national cannabis industry. Coastal Compassion, Inc. will become MMCC's initial tenant upon completion of the first phase of 130,000 square feet, with one additional building location available to another licensed Massachusetts cannabis operator.

AmeriCann's   506(c)  Private  Offering   provides   accredited   investors  the
opportunity to participate in one of the fastest growing industries, with an attractive yield that is secured by real estate.

AmeriCann is offering Secured Convertible Promissory Notes at a price of $25,000 per Unit for a total of $5,000,000.

Each Unit Includes:

     o    A $25,000 Note from AmeriCann, Inc.

     o    9.5% annual interest paid quarterly

     o    36-month maturity

     o    Secured by a first lien on a 52.6-acre land parcel

     o Rights to convert Note into 20,000 shares of AmeriCann common stock ($1.25 per share)

     o    Series I Warrants to purchase 20,000 shares at $1.50 per share

     o    Series II Warrants to purchase 20,000 shares at $3.00 per share

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Accredited  Investors,  under Rule 506(c) of Regulation D promulgated by the SEC under the Securities Act of 1933, must meet standards created by the SEC for annual income and net worth. AmeriCann, Inc.'s public stock is listed on the OTCQX Market under the symbol ACAN.

Industry experts believe the legal cannabis industry will grow from $5.4 billion in revenue in 2015 to over $22 billion by 2020. Additionally, up to 12 states are expected to have initiatives approving medical or adult use cannabis on the ballot on November 8.

Massachusetts voters will have the opportunity to vote on Ballot Measure 4, the "Legalization, Regulation and Taxation of Marijuana," on November 8, 2016.

GVC Capital, a FINRA registered investment banking firm, is acting as the Placement Agent for the offering.

About AmeriCann

AmeriCann is a publicly traded company that designs and plans to develop and lease sustainable, state-of-the-art medical cannabis cultivation properties. The Company has over 1,000,000 square feet of facilities in the planning and design stages of development, including the MMCC. AmeriCann has preferred partners in Colorado, Massachusetts and Delaware. AmeriCann does not cultivate, process or distribute cannabis, but partners with local businesses to serve marijuana patients in their communities.

AmeriCann, Inc. is a Certified B Corp, an acknowledgment of the company's commitment to social and environmental ethics, transparency and accountability. AmeriCann became the first public cannabis company to earn this respected accreditation. More information about the Company is available at: www.americann.co.

About GVC Capital

GVC Capital LLC is an innovative investment-banking firm headquartered in the Denver suburb of Greenwood Village, Colorado. It focuses primarily on providing comprehensive investment banking services to underexposed and undervalued microcap companies. GVC Capital is committed to a simple operating philosophy: provide exceptional emerging companies with the financial and professional resources necessary to achieve long-term goals, fulfill outstanding potential, and maximize shareholder value.

For additional information on the offering or to request offering documents contact GVC Capital at:

GVC Capital: (720) 488-4702
Email: acan@gvccap.com


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Member: FINRA/SIPC

The securities offered by AmeriCann have not been registered under the Securities Act or the securities laws of any state of the United States and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements. Additional details of the offering, including the Company's Corporate Presentation, are available for viewing by accredited investors at www.american.co. Also, for additional information on the company and to request documents for the offering, please email acan@gvccap.com or call 720-488-4702.

This press release does not constitute an offer to sell or a solicitation of an offer to buy AmeriCann's securities nor shall there be any sale of the securities referenced herein in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. The securities referenced herein have not been approved or disapproved by any regulatory authority.

Forward-Looking Statements

This press release contains  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words
"believe,"  "anticipate,"  "estimate,"  "expect,"  "intend," "plan,"  "project,"
"prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended September 30, 2015, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact Information:

AmeriCann, Inc.
3200 Brighton Blvd. Unit 114
Denver, CO 80216

(303) 862-9000
info@americann.co

www.americann.co

Source: AmeriCann, Inc.


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